Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our preamble report dated April 30, 2007 (except for note 5 and note 9 which is at June 11, 2007) relating to the combined consolidated financial statements of Lululemon (as defined in note 1 to the combined consolidated financial statements), which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Vancouver, B.C.
June 11, 2007